HECO Exhibit 10.17

SEPARATION AGREEMENT, RELEASE AND WAIVER

This SEPARATION AGREEMENT, RELEASE AND WAIVER (the “Agreement”) is made and entered into as of the 10th day of September, 2009, by and between Amy E. Ejercito, residing at 3733 Mariposa Drive, Honolulu, HI 96816 (“Employee”), and Hawaiian Electric Company, Inc. (the “Company”).

R E C I T A L S

A. The Company is transitioning to a new organizational structure reflecting changed circumstances.

B. Employee has served the Company as its Vice President-Corporate Excellence.

C. The Company wishes to restructure Employee’s current position.

D. Employee desires to undertake a medical procedure that requires a recovery period of some weeks, during which time Employee would be on medical leave from her position at the Company.

E. The Company wishes to define and clarify the rights and obligations of the parties with respect to the aforementioned restructuring and leave periods.

NOW, THEREFORE, in consideration of the premises, Employee and the Company (collectively, the “Parties”) hereby agree as follows.

A G R E E M E N T

1. RESIGNATION AND MEDICAL LEAVE. Employee desires to undertake certain medical procedures and will do so by October 31, 2009. Employee will be on medical leave for a period of several weeks. Thereafter, Employee will remain on paid leave from the Company until December 31, 2009, at which time her employment will end. During this time, Employee is relieved of all responsibility and authority with the Company in any capacity, and will not be considered an officer of the Company for purposes of acting for or on behalf of the Company. Employee hereby resigns from employment with the Company and from any and all positions held with, at or on behalf of the Company, effective December 31, 2009. During the period of paid leave, Employee will be available to the Company during business hours to answer questions and provide assistance reasonably related to Company’s business. Employee may elect to retire from employment from the Company, in which case Employee shall be entitled to any benefit and to exercise any right available to an employee who separates from service through retirement under the terms of the benefit and compensation plans of the Company and its affiliates in which Employee is a participant.

2. ADDITIONAL BENEFITS AND PAYMENTS. In addition to the benefits and payments described in Section 1 above if Employee elects to retire, and in consideration of Employee signing this Agreement, the Company will provide Employee with the following benefits and payments, provided Employee is not in breach of any term or condition of this Agreement:

(a) Additional Payments.

(1) The Company will provide to Employee the Severance Pay and Health Benefits Payment for which she would be eligible under the Severance Pay Plan for Merit Employees of Hawaiian Electric Industries, Inc., and Affiliates if her termination had been a Qualifying Termination for purposes of such plan. The Company will make such payment after December 31, 2009 and before January 15, 2010.

(2) The Company will pay to Employee the total sum of $175,000, less applicable taxes, to be paid in a lump sum on February 28, 2010.

(b) Services of Employment Consultant. The Company will provide at no cost to Employee the services of an employment consultant, C Three Consulting, LLC, to assist Employee with outplacement services and transition management consulting until Employee obtains another position or December 31, 2011, whichever occurs sooner.

3. RELEASE OF CLAIMS.

(a) General Release. As part of the consideration for this Agreement, each party (the “first party”), on behalf of itself, herself and their successors and assigns, hereby releases the other party (the “second party”) and its respective officers, directors, employees, agents and attorneys and any parent, subsidiary, affiliated or related companies and their respective successors and assigns (“Released Parties”) from all claims, demands, actions or other legal responsibilities of any kind which either party may have based on, or pertaining to employment with the Company and the termination of such employment. THIS RELEASE IS A GENERAL RELEASE. This release (“Release”) includes, but is not limited to, any claims Employee may have for wages, bonuses, equity compensation, or other compensation due, claims under the Age Discrimination in Employment Act arising on or before the date Employee signs this Agreement, Title VII of the Civil Rights Act, as amended, which prohibits discrimination in employment based on race, color, sex, religion or national origin, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Hawaii Employment Practices Law, the Hawaii Whistleblower Protection Act, or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination, harassment or retaliation. This Release also includes any claim, whether in contract or tort, for intentional or negligent infliction of emotional distress, hostile workplace, wrongful discharge, violation of any public policy or statute, breach of any implied or express contract between the Company and Employee, detrimental reliance or promissory estoppel, quantum meruit, any policy of the Company or any remedy for any such claim or breach. Each party understands that the release of claims set forth in this Section 3(a) covers both known and unknown claims. This Release also includes any and all claims whatsoever that Company has or may have against Employee for any act or omission of whatever nature by Employee during her employment. This Release shall survive the termination of this Agreement.

(b) Right to Review and Revoke Release. This Agreement constitutes a voluntary waiver and release of all of Employee’s rights and claims under the Age Discrimination in Employment Act (“ADEA”) and pursuant to the Older Workers Benefit Protection Act (“OWBPA”), Employee acknowledges: Employee has been advised and is aware of Employee’s right to review this Agreement with legal counsel of Employee’s choice prior to signing it and is hereby advised to consult an attorney before signing this Agreement; Employee further acknowledges that Employee is aware that Employee has had more than twenty-one (21) days during which to consider the provisions of this Agreement, and Employee has the right to revoke this Agreement for a period of seven (7) days after Employee’s execution of it by tendering a written notice of revocation to Company’s Authorized Representative either by hand-delivery before close of business on the last day or by certified mail (return receipt requested) postmarked by the last day before the expiration of that seven (7) day period. Accordingly, this Agreement shall not become effective or enforceable until the eighth day following Employee’s execution of this Agreement which shall be the Effective Date of this Agreement.

(c) Employee also agrees not to file or initiate any claim or lawsuit with any court, based on any claim covered by the foregoing release, including any claim arising out of Employee’s employment or termination of employment. Employee waives any remedy pursuant to any employment law covered by this Agreement. This Agreement does not limit either party’s right, where applicable, to participate in an investigative proceeding of any federal, state or local governmental agency, including making a complaint to the Equal Employment Opportunity Commission. This Release is made solely to avoid any unnecessary disputes or issues with Employee and is not and shall not be deemed to be an admission or indication of any wrongdoing or discrimination by the Company of any kind.

4. PROPERTY, DOCUMENTS AND RECORDS. All keys, apparatus, equipment, software and other physical property, including without limitation electronic storage devices, computers, laptops, hard drives, and other such equipment, together with all data and information contained therein, and documents and records, whether in electronic, paper or other form, that are or were provided to Employee by the Company or were otherwise made available, loaned or furnished to Employee in connection with her employment by the Company shall be and remain the sole property of the Company, and shall be returned to the Company on or before termination of employment.

5. NON-DISPARAGEMENT, CONFIDENTIALITY & COOPERATION. Both parties agree to refrain from making any disparaging remarks about one another to third parties. For purposes of this Agreement, the term “disparage” includes, but is not limited to, comments or statements to the press or media, to the Company’s employees, or to any individual or entity with whom the Company or Employee has or may have a business relationship, and that could adversely affect the conduct of the business or the reputation of either Employee or the Company. The only employees of the Company bound by this non-disparagement provision shall be the President and Chief Executive Officer, the Executive Vice President, the Senior Vice President, Finance and Administration and the Vice President, General Counsel of HECO; and the President and Chief Executive Officer and Senior Vice President, General Counsel

and Chief Administrative Officer of HEI.

Each party specifically agrees to keep the terms of this Agreement completely confidential, except that Employee may discuss the Agreement with any governmental agency or Employee’s attorney and accountant, provided that they agree to keep the contents of this Agreement confidential, and the Company may discuss this Agreement as required by any legal, accounting, reporting or regulatory requirements. Employee acknowledges her continuing obligation, even after the termination of her employment with the Company, to maintain the confidentiality of all confidential and proprietary information received, obtained or learned during the course of her employment with the Company, or about her employment with the Company. Each party agrees that because the degree of damages is difficult to calculate if either party breaches this non-disparagement, confidentiality and cooperation provision, the other (non-breaching) party may seek immediate injunctive relief as well as other legal remedies as available.

Employee further agrees to cooperate with the Company regarding any confidential and proprietary matters relating to Employee’s prior employment with the Company and to notify the Company if Employee is subpoenaed or called to speak about such confidential and proprietary matters without first notifying the Company.

6. NON-SOLICITATION OF EMPLOYEES. Unless otherwise concurred to in writing by the Company’s Authorized Representative, for a period of six (6) months from the Effective Date of this Agreement, Employee shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity:

(a) recruit, solicit or encourage any person to leave the employ of the Company or any of its affiliates; or

(b) hire or retain any employee of the Company or any of its affiliates as a regular employee, consultant, independent contractor or otherwise.

7. EQUITABLE RELIEF. In addition to, and not in limitation of, any other remedy which may be available with respect to a breach of this Agreement by either party, the other (non-breaching) party shall be entitled to equitable relief with respect to violations of Sections 4, 5 and 6, hereof. Such right to equitable relief shall survive the termination of this Agreement.

8. INDEMNIFICATION. Each party agrees to indemnify, defend and hold the Released Parties harmless from and against any claim, demand, cause of action, lawsuit, damages or judgment asserted, filed or obtained by such party or any person acting on such party’s behalf with respect to any Claim subject to the Release, including costs and attorneys’ fees, and further agrees that such party shall not bring, commence, institute, maintain or prosecute any action at law or proceeding in equity based in whole or in part upon any Claim subject to the Release. Such right to indemnification shall survive the termination of this Agreement.

9. TAX EFFECTS. The Company makes no representation as to whether or not any payments received by Employee hereunder will be treated as includible in or excludable from gross income for purposes of any tax.

10. WAIVERS. If any Party to this Agreement shall waive any breach of any provision of this Agreement, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be evidenced by signature transmitted by facsimile or by emailed scan, with original signatures to follow; provided, however, that if originals are not so provided, the signature transmitted by facsimile or emailed scan shall be for all purposes treated as an original signature.

12. GOVERNING LAW. This Agreement shall be governed by, interpreted, construed, applied and enforced in accordance with the laws of the State of Hawaii, without reference to its conflict of laws provisions.

13. HEADINGS, NUMBER AND GENDER. The headings are for the convenience of the parties, and shall not be considered in construing this Agreement. Feminine or neuter pronouns shall be substituted for those of masculine form or vice versa, and the plural shall be substituted for the singular number or vice versa, in the place or places herein where the context may require such substitution.

14. SEVERABILITY. If one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall thereupon be reformed, construed and enforced to the maximum extent permitted by applicable law.

15. NOTICES. Any notice, consent, request or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. Such notice, consent, request or demand may be hand delivered, but if it is mailed to a Party, it shall be sent by electronic mail, United States mail, or other nationally recognized courier, postage prepaid, addressed to such Party’s last known address. The date of such mailing shall be deemed the date of notice, consent, request or demand.

Notices to Employee shall be addressed as follows:

Amy E. Ejercito

3733 Mariposa Drive, Honolulu, HI 96816

Notices to the Company shall be addressed as follows:

Richard M. Rosenblum, President

Hawaiian Electric Company, Inc.

900 Richards St.

Honolulu, HI 96813

16. AUTHORIZED REPRESENTATIVE. The Company’s Authorized Representative for purposes of this Agreement shall be the Company’s President and Chief Executive Officer, the Executive Vice President (currently Robert A. Alm), the General Counsel (currently Susan A. Li) or such person as may be designated in writing by the Company’s President and Chief Executive Officer.

17. RESOLUTION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, except a violation of confidentiality under Section 6 above (for which the remedy to seek immediate injunctive relief shall be preserved), shall be resolved by submitting the issue to confidential and binding arbitration in Honolulu pursuant to the rules and procedures of Dispute Prevention & Resolution of Hawaii, each party to bear its/his/her own costs subject to the award of the arbitrator.

18. TIME IS OF THE ESSENCE. Time is of the essence with respect to all provisions of this Agreement specifying a time for performance, including Section 3.

19. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement of the Parties in respect of the subject matter described herein and supersedes any previous agreement. This Agreement may not be changed or modified except by an agreement in writing signed by the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Amy E. Ejercito
Amy E. Ejercito
“Employee”

HAWAIIAN ELECTRIC COMPANY, INC.

By	/s/ Richard M. Rosenblum
Its:	President and Chief Executive Officer